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EXHIBIT 14.01

COPART, INC.

CODE OF ETHICS FOR
PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

        Note: This draft Code of Ethics for Principal Executive and Senior Financial Officers is for discussion purposes only. This draft Code complies with the SEC's final rules implementing Section 406 of the Sarbanes-Oxley Act of 2002 as set forth in Release No. 33-8177. Italicized words provide editorial commentary only and should be deleted before adoption of the Code.

I.    INTRODUCTION AND PURPOSE

        This Code of Ethics for Principal Executive and Senior Financial Officers, or the Code, helps maintain the Company's standards of business conduct and ensures compliance with legal requirements, specifically Section 406 of the Sarbanes-Oxley Act of 2002 and SEC rules promulgated thereunder.

        The purpose of the Code is to deter wrongdoing and promote ethical conduct. The matters covered in this Code are of the utmost importance to the Company, our stockholders and our business partners, and are essential to our ability to conduct our business in accordance with our stated values.

        Nothing in this Code, in any company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.

II.    APPLICATION

        The Code is applicable to the following persons, referred to as the Officers:

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  Our principal executive officer,

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  Our principal financial officer,

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  Our principal accounting officer or controller, and

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  Persons performing similar functions and responsibilities, who shall be identified by the Audit Committee from time to time for the purpose of ensuring that this Code is applicable to all appropriate personnel.

        Note: The SEC has indicated: "We encourage companies to apply the code of ethics to as broad a spectrum of personnel and affiliates as practicable." It is appropriate to consider all personnel, both within and outside of the finance organization, to whom it may make sense to apply this Code.

III.    CODE OF ETHICS

        It is the policy of the Company that each Officer:

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  Act honestly and ethically.

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  Avoid and ethically address actual or apparent conflicts of interest between personal and professional relationships, including disclosure of any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the Company's Audit Committee.

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  Provide full, fair, accurate, timely, and understandable disclosure in the Company's public communications, including reports and documents that the Company files with, or submits to, the SEC.

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  Comply with applicable governmental laws, rules and regulations.

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  Report promptly any conduct that the Officer believes to be a violation of the Code to the Company's Audit Committee. It is against the Company's policy to retaliate in any way against an Officer for good faith reporting of violations of this Code.

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IV.    ACCOUNTABILITY

        Actual violations of this Code, including failures to report potential violations by others, can lead to disciplinary action at the Company's discretion, up to and including termination.

V.    WAIVER AND AMENDMENT

        We are committed to continuously reviewing and updating our policies and procedures. Therefore, this Code is subject to modification. Any amendment or waiver of any provision of this Code must be approved in writing by the Company's Board of Directors and promptly disclosed pursuant to applicable laws and regulations.

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  EXHIBIT 14.01